EXHIBIT 99

Standard Parking Corporation Reports Strong 2011 Results

4Q11 and Full Year 2011 Adjusted EPS Increased 10% and 16% Respectively

CHICAGO, March 7, 2012 (GLOBE NEWSWIRE) — Standard Parking Corporation (Nasdaq:STAN), one of the nation’s leading providers of outsourced parking management, ground transportation and related services, today announced fourth quarter and full year 2011 results.

The quarter’s reported earnings per share was $0.23, which included $0.09 per share for merger and acquisition related costs incurred during the quarter relating to the Company’s proposed merger with Central Parking. Without these costs, the 2011 fourth quarter adjusted EPS would have been $0.32, a 10% increase over the fourth quarter of 2010. On a full-year basis, reported 2011 EPS was $1.12, a 6% increase over 2010 EPS of $1.06. The full-year 2011 results include $0.11 per share of costs related to the merger agreement with Central Parking as well as to another transaction contemplated earlier in 2011. Without these costs, the full-year 2011 adjusted EPS would have been $1.23, a 16% increase over full-year 2010. Free cash flow for the year was $28.9 million, well in excess of the previously announced guidance.

Comments

James A. Wilhelm, President and Chief Executive Officer, said, “2011 was a watershed year for our Company, as we pursued significant merger and acquisition related activity and continued to successfully execute against our underlying business plan. Gross profit for 2011 increased 2% year-over-year. Although this increase was slightly lower than we typically have experienced, 2011 results reflect the fact that some large 2010 events didn’t recur in 2011, as well as the effect of some contract re-trades that occurred during the year.

“On a same location basis, gross profit was up 4% year-over-year, and paid exits at same leased locations were up 6% year-over-year. We continue to maintain tight control over G&A, which decreased 6% year-over-year excluding the merger and acquisition-related activity.

“During 2011, we completed a lot of hard work that sets the stage for 2012 to be an evolutionary year for our Company. As mentioned in our recent announcement, we anticipate closing our merger with Central Parking in the third quarter of 2012. The transaction will double our Company’s size, adding more than 2,200 locations and approximately 1 million parking spaces across the U.S. We believe this transformational deal will be a catalyst for accelerated growth and that it presents a distinct value proposition for all stakeholder groups.”

Recent Developments

Recent highlights include:

•

The Company announced the signing of an Agreement and Plan of Merger with Central Parking Corporation. The Company believes the merger will create the preferred provider of outsourced parking facility management, maintenance, transportation and security services to institutional, municipal and commercial clients. The Company expects to generate annual cost synergies in excess of $20 million based on steps taken during the first two years after closing.

•

SP Plus® Municipal Services was awarded a five-year contract to manage the City of Richmond’s municipal parking program, which includes the management of 16 off-street parking facilities as well as on-street parking enforcement, meter collections and meter repair services.

•

SP Plus® Transportation was awarded the contract to provide commuter shuttle bus services for The John Hancock Center in Chicago. The shuttle service transports people from the John Hancock Center and neighboring buildings to and from three downtown commuter rail stations.

•	Other notable new business, as previously announced, includes:

•	The award of a three-year contract to manage and operate the ground transportation system at Fort Lauderdale-Hollywood International Airport. Services are expected to commence in May 2012.

•	The award of a parking management contract at Memphis International Airport, an operation encompassing over 7,000 public and employee parking spaces.

•

The City of Lawrence, Massachusetts award to the Company’s SP Plus® Municipal Services which entails on-street enforcement, monetary collection and meter repair services for meters covering over 1,000 parking spaces.

For the full year 2011, the Company repurchased approximately 461,500 shares of its common stock for $7.5 million. $12.5 million remains available under the Board’s current repurchase authorization.

Fourth Quarter Results

Gross profit for the fourth quarter of 2011 decreased by 2% to $22.2 million from $22.6 million for the same period of 2010. Contributing factors were static performance at same locations resulting from the renegotiation of certain contracts, and the effect of certain anticipated location terminations.

G&A expense in the fourth quarter of 2011 increased 9% to $13.7 million from $12.6 million in the 2010 fourth quarter, but would have decreased 9%, to $11.4 million, excluding merger-related costs incurred in the 2011 fourth quarter.

Net income attributable to the Company for the fourth quarter of 2011 was $3.6 million or $0.23 per share, as compared with $4.7 million, or $0.29 per share, in the fourth quarter of 2010. The fourth quarter 2011 results reflect a $0.09 per share impact of merger-related costs pertaining to the anticipated Central Parking merger.

2012 Outlook

Given, among other things, the uncertainty as to the timing of the closing of the Central Parking merger, the Company’s 2012 guidance excludes the merger’s potential impact. Specific exclusions include costs being incurred during 2012 related to integration planning and activities relating to consummating the transaction, as well as any post-merger revenue and costs.

2012 earnings per share, excluding any merger related revenues and expenses, are expected to be in the range of $1.25 to $1.35, an increase of up to 10% over 2011 adjusted earnings per share of $1.23, excluding transaction related expenses.

The Company continues to expect to generate free cash flow of between $20-$25 million in 2012, excluding any merger-related revenues or expenses.

This guidance assumes approximately 15.8 million diluted shares outstanding.

Conference Call

The Company’s quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on Thursday, March 8, 2012 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company’s Investor Relations page at www.standardparking.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available beginning as soon as possible after the call on the Standard Parking website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. The Company, with approximately 12,000 employees, manages approximately 2,200 parking facilities, containing approximately 1.2 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this release. Standard Parking’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company’s website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption “2012 Outlook” and statements regarding expected cost synergies and other anticipated benefits of the proposed merger of the Company and Central, the expected timing of completion of the merger and other expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and “will” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management’s control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the risk that the proposed business combination transaction between the Company and Central is not completed on a timely basis or at all; the ability to integrate Central into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company anticipates as a result of the transaction are not fully realized or take longer to realize than expected; the risk that the Company or Central may be unable to obtain antitrust or other regulatory clearance required for the transaction, or that required antitrust or other regulatory clearance may delay the transaction or result in the imposition of conditions that could adversely affect the operations of the combined company or cause the parties to abandon the transaction; intense competition; the loss, or renewal on less favorable terms, of management contracts and leases; adverse litigation judgments or settlements; the loss of key employees; changes in general economic and business conditions or demographic trends; the impact of public and private regulations; the financial difficulties or bankruptcy of the Company’s major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters; state and municipal government clients that sell or enter into long-term leases of parking-related assets; uncertainty in the credit markets; availability, terms and deployment of capital; and the Company’s ability to obtain performance bonds on acceptable terms.

For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances, future events or for any other reason.

Additional Information

The shares of Standard’s common stock to be issued as consideration under the merger agreement between Standard and Central will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and, unless so registered, such shares may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to buy or sell securities, or a solicitation of any vote or approval, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Standard intends to file with the SEC a proxy statement and other relevant materials in connection with the proposed business combination transaction between Standard and Central. Before making any voting decision with respect to the proposed transaction, Standard stockholders are urged to read the proxy statement when it becomes available, and as it may be amended from time to time, because it will contain important information regarding the proposed transaction. Standard’s stockholders may obtain a free copy of the proxy statement and other relevant materials, when available, and other documents filed by Standard with the SEC at the SEC’s website at http://www.sec.gov. In addition, copies of the proxy statement, when available, will be provided free of charge by Standard to all of its stockholders. Additional requests for proxy statements and other relevant materials should be directed to Standard Parking, Investor Relations, 900 N. Michigan Ave., Chicago, Illinois 60611 or by email at investor_relations@standardparking.com.

Standard and Central and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from Standard’s stockholders with respect to the proposed transaction. Any interests of the executive officers and directors of Standard and Central in the proposed transaction will be described in the proxy statement, when it becomes available. For additional information about Standard’s executive officers and directors, see Standard’s proxy statement filed with the SEC on March 28, 2011.

Use of Non-GAAP Financial Measures

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), plus the effect of exchange rate changes on cash and cash equivalents. Due to the adoption, effective January 1, 2009, of Financial Accounting Standards Board Accounting Standards Codification Topic 810, Consolidation (formerly FAS 160), the Company’s calculation of free cash flow has been modified to deduct for the distribution to noncontrolling interest, which was previously reported as part of net cash from operating activities. The Company believes that the presentation of free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company’s ability to execute its financial strategy. The Company’s presentation of free cash flow has material limitations. The Company’s free cash flow does not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

In addition, in this press release, the company has presented non-GAAP measures of its general and administrative expenses, net income and earnings per share for the fourth quarter of 2011 and the full year 2011, each adjusted to exclude expenses incurred with respect to the Central Parking merger as well as a large acquisition that was contemplated earlier in 2011. As the company does not routinely engage in transactions of the magnitude of the Central merger transaction or the earlier contemplated transaction, and consequently does not regularly incur transaction related expenses with correlative size, the Company believes presenting G&A, net income and EPS excluding merger and acquisition related expenses provides investors with additional measures of the company’s underlying operating performance. General and administrative expenses excluding merger and acquisition related expenses (also referred to as adjusted G&A), net income excluding merger and acquisition related expenses (also referred to as adjusted net income) and EPS excluding merger and acquisition related expenses (also referred to as adjusted EPS) should not be considered as alternatives to, or more meaningful indicators of, the company’s operating performance than G&A, net income attributable to the Company or EPS as determined in accordance with GAAP. In addition, the Company’s adjusted G&A, adjusted net income and adjusted EPS may not be comparable to similarly titled measures of another company.

STANDARD PARKING CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(In thousands, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$13,220	$7,305
Notes and accounts receivable, net	46,396	52,167
Prepaid expenses and supplies	2,419	2,312
Deferred taxes	2,745	2,314

Total current assets	64,780	64,098
Leasehold improvements, equipment and construction in progress, net	16,732	16,839
Other assets:
Advances and deposits	5,261	5,172
Long-term receivables, net	14,177	12,789
Intangible and other assets, net	9,420	8,910
Cost of contracts, net	14,286	15,628
Goodwill	132,417	132,196

	175,561	174,695

Total assets	$257,073	$255,632

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,747	$43,984
Accrued rent	5,074	4,044
Compensation and payroll withholdings	11,132	10,774
Property, payroll and other taxes	3,228	3,025
Accrued insurance	7,784	7,012
Accrued expenses	14,086	15,127
Current portion of capital lease and other obligations	754	673

Total current liabilities	86,805	84,639
Deferred taxes	12,981	9,637
Long-term borrowings, excluding current portion:
Obligations under senior credit facility	80,000	95,200
Capital lease and other obligations	1,259	2,029

	81,259	97,229
Other long-term liabilities	26,386	27,324
Stockholders’ equity:
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of December 31, 2011 and 2010; no shares issued	—	—
Common stock, par value $.001 per share; 50,000,000 shares authorized as of December 31, 2011, and 2010; 15,464,864 and 15,775,645 shares issued and outstanding as of December 31, 2011, and 2010, respectively	15	16
Additional paid-in capital	92,662	97,291
Accumulated other comprehensive (loss) income	(318)	103
Accumulated deficit	(42,632)	(60,532)

Total Standard Parking Corporation stockholders’ equity	49,727	36,878
Noncontrolling interest	(85)	(75)

Total equity	49,642	36,803

Total liabilities and stockholders’ equity	$257,073	$255,632

STANDARD PARKING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2011	2010	2009
	(In thousands, except for share and per share data)
Parking services revenue:
Lease contracts	$147,510	$138,664	$140,441
Management contracts	173,725	171,331	153,382
Reimbursed management contract revenue	408,427	411,148	401,671

Total revenue	729,662	721,143	695,494
Costs and expenses:
Cost of parking services:
Lease contracts	136,494	128,613	130,897
Management contracts	96,159	94,481	84,167
Reimbursed management contract expense	408,427	411,148	401,671

Total cost of parking services	641,080	634,242	616,735
Gross profit:
Lease contracts	11,016	10,051	9,544
Management contracts	77,566	76,850	69,215

Total gross profit	88,582	86,901	78,759
General and administrative expenses	48,297	47,878	44,707
Depreciation and amortization	6,618	6,074	5,828

Total costs and expenses	695,995	688,194	667,270
Operating income	33,667	32,949	28,224
Other expenses (income):
Interest expense	4,691	5,335	6,012
Interest income	(537)	(249)	(268)

	4,154	5,086	5,744
Income before income taxes	29,513	27,863	22,480
Income tax expense	11,235	10,755	8,265

Net income	18,278	17,108	14,215
Less: Net income attributable to noncontrolling interest	378	268	123

Net income attributable to Standard Parking Corporation	$17,900	$16,840	$14,092

Common stock data:
Net income per share:
Basic	$1.14	$1.08	$0.92
Diluted	$1.12	$1.06	$0.90
Weighted average shares outstanding:
Basic	15,703,595	15,579,352	15,292,412
Diluted	16,047,879	15,944,662	15,683,525

STANDARD PARKING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	(In thousands, except for share and per share data)
Operating activities
Net income	$18,278	$17,108	$14,215
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,671	6,018	5,460
Loss on sale of assets	31	115	332
Amortization of debt issuance costs	638	638	640
Non-cash stock-based compensation	2,451	2,310	2,292
Provision for losses on accounts receivable	201	100	376
Excess tax benefit related to stock option exercises	(246)	(1,446)	(535)
Deferred income taxes	2,913	2,629	4,642
Changes in operating assets and liabilities:
Notes and accounts receivable	4,095	(9,672)	(1,860)
Prepaid assets	(154)	2,710	(2,244)
Other assets	(1,332)	(1,887)	(1,798)
Accounts payable	763	(5,098)	2,028
Accrued liabilities	641	6,009	(1,787)

Net cash provided by operating activities	34,950	19,534	21,761
Investing activities
Purchase of leasehold improvements and equipment	(4,150)	(2,985)	(3,486)
Proceeds from the sale of assets	116	5	58
Acquisitions	14	(3,597)	(2,450)
Cost of contracts purchased	(932)	(678)	(934)
Capital interest	(43)	(139)	—
Contingent payments for businesses acquired	(262)	(340)	(268)

Net cash used in investing activities	(5,257)	(7,734)	(7,080)
Financing activities
Proceeds from exercise of stock options	217	1,773	415
Repurchase of common stock	(7,544)	—	(3,885)
Earn-out payments	—	(529)	—
Payments on senior credit facility	(15,200)	(14,650)	(10,750)
Payments on long-term borrowings	(136)	(128)	(120)
Distribution to noncontrolling interest	(388)	(271)	(136)
Payments of debt issuance costs	(30)	(30)	(30)
Payments on capital leases	(553)	(531)	(983)
Tax benefit related to stock option exercise	246	1,446	535

Net cash used in financing activities	(23,388)	(12,920)	(14,954)
Effect of exchange rate changes on cash and cash equivalents	(390)	169	228

Increase (decrease) in cash and cash equivalents	5,915	(951)	(45)
Cash and cash equivalents at beginning of year	7,305	8,256	8,301

Cash and cash equivalents at end of year	$13,220	$7,305	$8,256

Cash paid for:
Interest	$4,015	$5,097	$5,951
Income taxes	7,507	7,270	2,938

STANDARD PARKING CORPORATION

CALCULATION OF ADJUSTED G&A, ADJUSTED NET INCOME AND ADJUSTED EPS

(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
General and administrative expenses, as reported	$13,704	$12,551	$48,297	$47,878
Merger and acquisition related costs	(2,311)	—	(3,094)	—

Adjusted G&A	$11,393	$12,551	$45,203	$47,878
Net income attributable to Standard Parking Corporation, as reported	$3,602	$4,651	$17,900	$16,840
Merger and acquisition related costs (after tax)	1,522	—	1,916	—

Adjusted net income attributable to Standard Parking Corporation	$5,124	$4,651	$19,816	$16,840
EPS, as reported	$0.23	$0.29	$1.12	$1.06
EPS attributable to merger and acquisition related costs	$0.09	$0.00	$0.11	$0.00

Adjusted EPS	$0.32	$0.29	$1.23	$1.06

STANDARD PARKING CORPORATION

FREE CASH FLOW

(in thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Operating income	$6,728	$8,574	$33,667	$32,949
Depreciation and amortization expense	1,725	1,517	6,618	6,074
Non-cash compensation	727	540	2,451	2,310
Income tax paid	(2,532)	(2,345)	(7,507)	(7,270)
Income attributable to noncontrolling interest	(118)	(87)	(378)	(268)
Change in assets and liabilities	16,152	(3,312)	3,422	(9,291)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(1,752)	(1,241)	(5,387)	(4,142)

Operating cash flow	$20,930	$3,646	$32,886	$20,362
Cash interest paid (before payment of debt issuance)	(864)	(1,122)	(3,985)	(5,067)

Free cash flow (1)	$20,066	$2,524	$28,901	$15,295
(Increase) decrease in cash and cash equivalents	(5,601)	99	(5,915)	951

Free cash flow, net of change in cash	$14,465	$2,623	$22,986	$16,246
Sources (Uses) of cash:
(Payments) on senior credit facility	($11,950)	$550	($15,200)	($14,650)
(Payments) on other borrowings	(188)	(160)	(689)	(659)
(Payments) of debt issuance costs	—	—	(30)	(30)
Proceeds from exercise of stock options	74	323	217	1,773
Tax benefit related to stock option exercises	98	261	246	1,446
(Repurchase) of common stock	(2,513)	—	(7,544)	—
(Payments) on earn-out	—	—	—	(529)
(Payments) on acquisitions	14	(3,597)	14	(3,597)

Total (uses) of cash	($14,465)	($2,623)	($22,986)	($16,246)

(1)	Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow

	Twelve Months Ended December 31, 2011	Nine Months Ended September 30, 2011	Three Months Ended December 31, 2011
Net cash provided by operating activities	$34,950	$13,049	$21,901
Net cash (used in) investing activities	(5,257)	(3,553)	(1,704)
Acquisitions	(14)	—	(14)
Distribution to noncontrolling interest	(388)	(255)	(133)
Effect of exchange rate changes on cash and cash equivalents	(390)	(406)	16

Free cash flow	$28,901	$8,835	$20,066

	Twelve Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Three Months Ended December 31, 2010
Net cash provided by operating activities	$19,534	$15,767	$3,767
Net cash (used in) investing activities	(7,734)	(2,898)	(4,836)
Acquisitions	3,597	—	3,597
Distribution to noncontrolling interest	(271)	(179)	(92)
Effect of exchange rate changes on cash and cash equivalents	169	81	88

Free cash flow	$15,295	$12,771	$2,524

STANDARD PARKING CORPORATION

LOCATION COUNT

	December 31, 2011	December 31, 2010	December 31, 2009
Managed facilities	1,953	1,907	1,921
Leased facilities	201	212	208

Total facilities	2,154	2,119	2,129

Definition:  The Company’s year over year same location gross profit statistic does not include the results of the Other segment which consists of ancillary revenue and insurance reserve adjustments related to prior years which are not specifically identifiable to an operating location.

CONTACT: G. MARC BAUMANN

Executive Vice President and

Chief Financial Officer

Standard Parking Corporation

(312) 274-2199

mbaumann@standardparking.com